RETENTION BONUS AND SEVERANCE AGREEMENT

This Agreement is entered into by and between Robert F. Clark (the "Employee") and IMC Global Inc. ("IMC") as of this ____ day of ___________, 2000.

WHEREAS, Employee currently serves as the President of IMC Salt. ("Salt"), a wholly-owned subsidiary of IMC; and

WHEREAS, IMC and Salt desire to retain Employee in their employ at least through the effective date of any Change of Control (as defined herein) of Salt; and

WHEREAS, Employee and IMC desire to enter into an agreement that sets forth the terms applicable to a retention bonus and severance benefits being offered by IMC to Employee in exchange for Employee's remaining with Salt for certain periods of time;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Employee and IMC agree as follows:

1.     Retention Bonus.

  IMC agrees to provide Employee a Retention Bonus equal to one hundred fifty percent (150%) of Employee's annual base salary as of the date of this Agreement, less applicable withholding deductions, provided that Employee remains an active employee of Salt in good standing through the effective date of a Change of Control as defined below.

  For purposes of this Agreement, "Change of Control" shall mean the divestiture by IMC of at least a majority of its ownership interest in Salt or the discontinuation by IMC of substantially all of the business operations of Salt.

  It is understood and agreed that the Retention Bonus payments set forth in this paragraph are designed and intended to encourage Employee to remain in the employ of Salt at least through the effective date of a Change of Control. It is thus the express intent of the parties that the Retention Bonus payment shall not accrue on a pro-rata basis but shall instead vest in their entirety on the effective date of a Change of Control.

  As added incentive for cooperation in the sale of Salt and in lieu of calendar year 2000 LTIP eligibility, Employee shall be paid an additional bonus according to the following schedule, provided he remains employed through the effective date of any Change of Control:

Sales Price	% of Base Salary
Up to $1.2 billion	50%
$1.2 - $1.4 billion	75%
$1.4 - $1.5 billion	100%
$1.5 billion or more	200%

  Any Retention Bonus that Employee becomes entitled to receive shall be paid as a lump sum.

2.     Separation.

(a)     In the event that Employee is discharged involuntarily other than for cause prior to the effective date of IMC having accepted an offer relative to its ownership in Salt that ultimately results in a Change of Control, such that Employee is unable to fulfill the conditions set forth in paragraph 1(a) above, IMC nonetheless agrees to pay to Employee as Severance the amount set forth in paragraph 1(a) above, or according to the Salt Severance Policy dated February 1, 2000, whichever is greater. "Cause" means the gross neglect of duties, misconduct, breach of a material provision of this agreement, or failure to cooperate with the company in effecting any Change of Control as defined herein.

(b)     In the event that Employee is discharged involuntarily other than for cause on or after the effective date of IMC having accepted an offer relative to is ownership in Salt that ultimately results in a Change of Control, or if the successor to the Salt business involuntarily discharges Employee during the Retention Period, or if Employee remains an active employee of Salt in good standing through the effective date of a Change of Control, and upon a Change of Control, Employee (i) is not offered continued employment by the successor to the Salt business; (ii) is offered a position that results in a decrease of annual base compensation; or, (iii) is required to move to a location that is more than 50 miles from his prior location, Salt agrees to pay the Employee as Severance the amounts set forth in Paragraph 1 plus one hundred fifty percent (150%) of Employee's annual base salary as of the date of this Agreement, minus applicable withholding deductions.

(c)     Severance shall be paid in installments in accordance with IMC's regular payroll procedures. At the option of IMC, the present value of the Severance may be paid as a lump sum.

(d)      In the event that Employee becomes entitled to receive Severance pursuant to either paragraph (a) or (b) above, and if Employee timely and appropriately exercises his right to continue his coverage under IMC's medical plan as provided under COBRA, then IMC will pay the employer portion (Employee will pay the employee portion) of such premiums for Employee for the eighteen (18) month period following Employee's separation from employment or, if earlier, until Employee is no longer eligible to continue such coverage under COBRA. Except as provided in this paragraph, Employee's continued participation and coverage under IMC's group health insurance plans shall be governed by COBRA.

(e)     In the event that Employee gives notice within the first sixty (60) days after a Change of Control that Employee will terminate employment one hundred twenty (120) days after a Change of Control, and Employee continues employment with the successor for that one hundred twenty (120) day period, IMC agrees to pay to Employee, in addition to the Retention Bonus described above, 50% of Employee's annual base salary as of the date of this Agreement, minus applicable withholding deductions, and no Severance payment will be due

(f)     In the event that Employee becomes entitled to receive payment under paragraph (e) above, IMC will provide such Employee with the opportunity to continue his coverage under IMC's medical plan as provided under COBRA, provided Employee will pay both the employer and employee portions of such premiums for the eighteen (18) month period following Employee's separation 120 days after a Change of Control.

(g)     In the event that Employee terminates employment under either paragraph 2(a) or 2 (e), employee shall agree to not compete with the company for a period of 12 months. In the event that Employee terminates employment under any other condition of this contract or request of the Company or its successor, Employee shall agree to not compete with the company for a period of 18 months.

3.     Waiver and Release of Claims/Non-Competition Agreement.

     Except as required by law, in order to be eligible to receive any of the Retention Bonus or Severance described in paragraphs 1 and 2 herein, and in partial consideration for such benefits, Employee will be required to execute and not revoke the Waiver and Release of Claims (attached hereto as Exhibit A) and the Non-Competition Agreement (attached hereto as Exhibit B).

4.     At-Will Employment.

     Notwithstanding any other provision of this Agreement, Employee's employment with Salt remains at all times at-will and may be terminated at any time, with or without cause.

5.     Entire Agreement.

     This Agreement sets forth the entire agreement of the parties and terminates and supersedes any and all prior and contemporaneous polices, agreements or understandings, oral or written, between them pertaining to the matters described herein, including without limitation any IMC Salt Severance Policy; provided, however, that this Agreement shall have no effect with respect to any severance benefits to which Employee may be entitled under the IMC Executive Deferred Compensation Plan or under any severance program of any successor to the Salt business.

6.     Amendment; Waiver.

     The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same time or any prior or subsequent time.

7.     Assumption.

     This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of Salt and IMC.

8.     Applicable Law.

     This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Kansas.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, THAT THEY HAVE VOLUNTARILY DECIDED TO, AND THAT THEY INTEND TO BE BOUND THERETO.

Robert F. Clark	IMC GLOBAL INC.

_______________________	By:_______________________

Title:______________________

Dated:_____________, 2000	Dated:________________, 2000

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

In exchange for the payments and benefits described in the attached Retention Bonus and Severance Agreement (the "Agreement"), which I acknowledge I would not otherwise be entitled to receive, I freely and voluntarily agree to this WAIVER AND RELEASE OF CLAIMS ("WAIVER"):

1.     My employment with IMC Salt will terminate effective _____________________.

2.     I acknowledge that the payments and benefits described in the attached Agreement are the sole payments to which I am entitled and that I am not entitled to any additional payments.

3.     I, and anyone claiming through me, hereby waive and release any and all claims that I may have ever had or that I may now have against IMC Salt and/or IMC Global Inc., their parents, divisions, partnerships, affiliates, subsidiaries, and other related entities and their successors and assigns, and past, present and future officers, directors, employees, agents and attorneys of each of them in their individual or official capacity (hereinafter collectively referred to as "Released Parties"). Among the claims that I am waiving are claims relating to my employment or termination of employment, including, but not limited to, claims of discrimination in employment brought under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or other federal, state or local employment discrimination, employment, wage laws, ordinances or regulations or any common law or statutory claims of wrongful discharge or breach of contract or any other common law or statutory claims; whether for damages, lost wages or for any other relief or remedy.

4.     I understand and agree that this WAIVER will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Released Parties.

5.     Except as may be required by law, I agree that I will not disclose the existence or terms of this WAIVER to anyone except my accountant, attorney or spouse, each of whom shall also be bound by this confidentiality provision.

6.     I understand that I have twenty-one (21) days to consider whether to sign this WAIVER and return it to the Sr. Vice President, Human Resources of IMC Global Inc. IMC Global Inc. hereby advises me of my right to consult with an attorney before signing the WAIVER and I acknowledge that I have had an opportunity to consult with an attorney and have either held such consultation or have determined not to consult with an attorney.

7.     I understand that I may revoke my acceptance of this WAIVER by delivering notice of my revocation to the Sr. Vice President, Human Resources of IMC Global Inc. within seven (7) days of the day I sign the WAIVER. If I do not revoke my acceptance of this WAIVER within seven days of the day I sign it, it will be legally binding and enforceable.

IMC GLOBAL INC.;	AGREED AND ACCEPTED:
By:__________________________	____________________________
Title: ________________________	____________________________
Date:_________________________	Print Name Date:________________________

EXHIBIT B

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the "Agreement) is entered into by and between Robert F. Clark (the "Employee") and IMC Salt Inc. ("Salt"), a Delaware corporation, as of this ____ day of ___________ 2000.

WHEREAS, the Employee currently is employed by Salt, a wholly owned subsidiary of IMC Global Inc. ("IMC");

WHEREAS, the Employee, in his position with Salt, has acquired and developed valuable and confidential expertise, knowledge, experience and relationships;

WHEREAS, in order to protect IMC's current business interests, proprietary relationships with its customers, and trade secret and proprietary information, Salt has offered certain severance payments and benefits (the "Severance Benefits") to the Employee upon his termination of employment and under the terms set forth in the Retention Bonus and Severance Agreement, in part in exchange for the terms and conditions herein;

WHEREAS, the parties recognize and acknowledge that if the Employee were to compete with certain businesses of IMC, IMC could suffer significant financial loss; and

NOW, THEREFORE, in consideration of the substantial Severance Benefits available to the Employee and the agreements and covenants contained herein, the sufficiency of which is acknowledged, and intending to be legally bound, the Employee and Salt hereby agree as follows:

1. Confidential Information/Proprietary Rights. Except as required by law, for a period of twelve (12) months if Employee leaves under Paragraph 2(a) or 2(e) of the Retention Bonus and Severance Agreement dated ____________________, 2000 to which this Exhibit B is attached, or for a period of eighteen (18) months if Employee leaves under Paragraph 2(b) of the Retention Bonus and Severance Agreement dated ___________________, 2000, to which this Exhibit B is attached, the longest period of time permitted by applicable law, whichever comes first, the Employee shall preserve the confidentiality of and shall not use or divulge or take action reasonably likely to result in the use or disclosure of any trade secret, proprietary or confidential information of IMC and its subsidiaries, as they may exist from time to time (hereinafter, the "Company"); provided, however, that the Employee may use or disclose such information if it is or becomes public or available to the general public otherwise than through any act or default of a party that has an obligation of confidentiality or non-use with respect to such information. Such information includes but is not limited to (i) the identity, purchase and payment patterns of, and special relations with, customers; (ii) the identity, net prices and credit terms of, and special relations with, suppliers; (iii) inventory selection and management techniques; (iv) product development and marketing plans; and (v) finances.

2. Non-Competition. The Employee agrees to the following obligations that he acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his post-employment opportunities.

(a)   The following restrictions apply during the one-year period following the Employee's termination of employment:

    The Employee will not engage or assist others in engaging in competition with the Company, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, contractor, agent, or otherwise, in the business of producing and/or distributing soda ash, sodium bicarbonate, sodium sulfate or boron Salt, or any other significant business in which Salt is engaged or is preparing to engage in at the time of termination, provided that in the case of preparing to engage, the Company shall have taken material steps to engage in such business and the Employee was aware of and had a significant role in such preparation.

    The Employee will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and/or distributing soda ash, sodium bicarbonate, sodium sulfate or boron Salt, or any other significant business in which Salt is engaged or is preparing to engage in at the time of termination, provided that in the case of preparing to engage, the Company shall have taken material steps to engage in such business and the Employee was aware of and had a significant role in such preparation.

    The Employee will not induce or persuade or attempt to induce or persuade any employee, contractor or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment agency or other relationship in competition with the Company.

The covenants contained in this Section 2(a) shall apply within any jurisdiction of North America, it being understood that the geographic scope of the business and strategic plans of the Company extend throughout North America and are not limited to any particular region thereof and that such business may be engaged in effectively from any location in such area.

As used herein, the terms "client," "customer" and "prospect" shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to the Employee's termination of employment with the Company (a) to which or to whom the Employee submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (b) with which or with whom the Employee had substantial contact relating to the business of the Company; or (c) about which or about whom the Employee acquired substantial confidential or other information as a result of or in connection with the Employee's employment.

Notwithstanding the foregoing, if Salt consents in writing, it shall not be a violation of this Section 2(a) for the Employee to engage in conduct otherwise prohibited by this Section.

(b)   The Employee acknowledges that the provisions contained in this Section 2 are reasonable and necessary because of the substantial harm that would be caused to the Company by the Employee engaging in any of the activities prohibited or restricted herein. It is the desire and intent of the parties that this Agreement be binding and enforceable to the maximum extent permitted by law. Nevertheless, it is the intent, agreement and understanding of each party hereto that if, in any action before any court, agency or other tribunal legally empowered to enforce the covenants contained in this Section 2, any term, restriction, covenant or promise contained therein is found to be unenforceable due to unreasonableness or due to any other reason, then such term, restriction, covenant or promise shall be deemed modified (and the Employee and the Company agree to seek to have the court, agency, or tribunal make such modification) to the minimum extent necessary to make it enforceable by such court or agency.

(c)   The Employee acknowledges that his breach of this Section 2 will result in immediate and irreparable harm to the Company's business interests, for which damages cannot be calculated easily and for which damages are an inadequate full remedy. Accordingly, and without limiting the right of the Company to pursue all other legal or equitable remedies available for the violation by the Employee of the covenants contained in this Section 2, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Company for the irreparable injury that the Company could suffer due to any such violation, threatened violation or continuing violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss or posting a bond, to prevent any such violation, threatened violation or continuing violation thereof.

(d) The provisions contained in this Section 2 are integral to Salt' consent to enter into and pay Severance Benefits to the Employee under the Retention Bonus and Severance Agreement. Accordingly, it is understood and agreed by the parties that should the Employee or an agent of the Employee breach any aspect of the provisions contained in this Section 2, Salt' obligation to pay any Severance Benefits to the Employee shall immediately cease.

3.     Entire Agreement, Amendment, Waiver. This Agreement constitutes the entire agreement between Salt and the Employee with respect to the subject matter hereof. This Agreement terminates and supersedes any prior agreements made between the parties with respect to the subject matter hereof. The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same time or any prior or subsequent time.

4.     Severability. The provisions of this Agreement shall be regarded as durable, and if any provision or portion thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder and applicability thereof shall not be affected.

5.     Assumption. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of Salt and IMC.

6.     Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws ( as opposed to the conflict of laws provisions) of the State of Kansas.

IN WITNESS WHEREOF, Salt has caused this Agreement to be signed by its duly authorized officer and the Employee has signed this Agreement as of the day and year first above written.

ROBERT F. CLARK                                                 IMC GLOBAL INC.

___________________________                               By:________________________

                                                                                       Title:_______________________